FINANCIAL STATEMENTS With Independent Auditors’ Report PERMIAN HIGHWAY PIPELINE LLC As of December 31, 2024 and 2023 and For the Years Ended December 31, 2024 and 2023

PERMIAN HIGHWAY PIPELINE LLC TABLE OF CONTENTS Page Number Independent Auditors’ Report 1 Financial Statements Statements of Income 3 Balance Sheets 4 Statements of Cash Flows 5 Statements of Members’ Equity 6 Notes to Financial Statements 7

KPMG LLP 811 Main Street Houston, TX 77002 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Independent Auditors’ Report Board of Directors and Members' Permian Highway Pipeline LLC: Opinion We have audited the financial statements of Permian Highway Pipeline LLC (the Company), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Auditors’ Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: ● Exercise professional judgment and maintain professional skepticism throughout the audit.

2 ● Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. ● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. ● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. ● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit. Houston, Texas February 14, 2025

PERMIAN HIGHWAY PIPELINE LLC STATEMENTS OF INCOME (In thousands) Year Ended December 31, 2024 2023 Revenues $ 508,137 $ 401,668 Operating Costs and Expenses Operations and maintenance 55,755 35,422 Depreciation and amortization 91,894 78,659 General and administrative 8,965 7,141 Taxes, other than income taxes 25,185 23,227 Gain on sales of assets — (2,653) Total Operating Costs and Expenses 181,799 141,796 Operating Income 326,338 259,872 Other Income (Expense) Interest income 1,703 3,676 Other, net 909 (1,062) Total Other Income 2,612 2,614 Income Before Income Taxes 328,950 262,486 Income Tax Expense (1,615) (1,154) Net Income $ 327,335 $ 261,332 The accompanying notes are an integral part of these financial statements. 3

PERMIAN HIGHWAY PIPELINE LLC BALANCE SHEETS (In thousands) December 31, 2024 2023 ASSETS Current assets Cash and cash equivalents $ 40,819 $ 50,228 Accounts receivable 19,276 16,985 Accounts receivable from affiliates 21,958 32,350 Other current assets 2,513 2,337 Total current assets 84,566 101,900 Property, plant and equipment, net 2,470,717 2,571,685 Deferred charges 3,404 4,158 Total Assets $ 2,558,687 $ 2,677,743 LIABILITIES AND MEMBERS’ EQUITY Current liabilities Accounts payable $ 7,481 $ 35,456 Accounts payable to affiliates 664 8,022 Accrued taxes 23,204 21,641 Contractual deposits 9,706 — Other current liabilities 1,581 2,478 Total current liabilities 42,636 67,597 Commitments and contingencies (Notes 2 and 6) Members’ Equity 2,516,051 2,610,146 Total Liabilities and Members’ Equity $ 2,558,687 $ 2,677,743 The accompanying notes are an integral part of these financial statements. 4

PERMIAN HIGHWAY PIPELINE LLC STATEMENTS OF CASH FLOWS (In thousands) Year Ended December 31, 2024 2023 Cash Flows From Operating Activities Net income $ 327,335 $ 261,332 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 91,894 78,659 Gain on sales of assets — (2,653) Changes in components of working capital: Accounts receivable 8,101 (15,630) Accounts payable (6,089) 421 Accrued taxes 1,563 548 Other current assets and liabilities (1,073) (585) Deferred Charges — (1,245) Net Cash Provided by Operating Activities 421,731 320,847 Cash Flows From Investing Activities Capital expenditures (19,107) (339,686) Change in customer advances for construction 9,720 (297) Other, net (323) 3,499 Net Cash Used in Investing Activities (9,710) (336,484) Cash Flows From Financing Activities Contributions from Members (Note 4) (2,701) 340,151 Distributions to Members (418,729) (333,455) Net Cash (Used in) Provided by Financing Activities (421,430) 6,696 Net Decrease in Cash and Cash Equivalents (9,409) (8,941) Cash and Cash Equivalents, beginning of period 50,228 59,169 Cash and Cash Equivalents, end of period $ 40,819 $ 50,228 Non-cash Investing and Financing Activities Net increase in property, plant and equipment accruals $ 2,925 The accompanying notes are an integral part of these financial statements. 5

PERMIAN HIGHWAY PIPELINE LLC STATEMENTS OF MEMBERS’ EQUITY (In thousands) Year Ended December 31, 2024 2023 Beginning Balance $ 2,610,146 $ 2,342,118 Net income 327,335 261,332 Contributions, net (Note 4) (2,701) 340,151 Distributions (418,729) (333,455) Ending Balance $ 2,516,051 $ 2,610,146 The accompanying notes are an integral part of these financial statements. 6

PERMIAN HIGHWAY PIPELINE LLC NOTES TO FINANCIAL STATEMENTS 1. General We are a Delaware limited liability company, formed on August 8, 2018. When we refer to “us,” “we,” “our,” “the Company,” or “PHP,” we are describing Permian Highway Pipeline LLC. The Members’ interests in us are as follows: • 27.74% - Kinder Morgan Texas Pipeline LLC (KMTP), an indirect subsidiary of Kinder Morgan, Inc. (KMI); • 27.74% - BCP PHP LLC, an indirect subsidiary of Kinetik Holdings Inc. (Kinetik); • 27.74% - Altus Midstream Processing LP, an indirect subsidiary of Kinetik; and • 16.78% - ExxonMobil Permian Highway Pipeline LLC, a wholly owned subsidiary of ExxonMobil Corporation. We were formed to develop, construct, own, operate and maintain the PHP pipeline system. Beginning in the Waha, Texas area and extending to the United States (U.S.) Gulf Coast and Mexico markets, the 440-mile pipeline is designed to transport up to approximately 2.65 billion cubic feet per day of natural gas. 2. Summary of Significant Accounting Policies Basis of Presentation We have prepared our accompanying financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification (ASC), the single source of U.S. Generally Accepted Accounting Principles. Additionally, certain amounts from the prior year have been reclassified to conform to the current presentation. Management has evaluated subsequent events through February 14, 2025, the date the financial statements were available to be issued. Use of Estimates Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosures, including those related to contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. Certain accounting policies are of more significance in our financial statement preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our financial statements. Cash Equivalents We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less. Allowance for Credit Losses We evaluate our financial assets measured at amortized cost and off-balance sheet credit exposures for expected credit losses over the contractual term of the asset or exposure. We consider available information relevant to assessing the collectability of cash flows including the expected risk of credit loss even if that risk is remote. We measure expected credit losses on a collective (pool) basis when similar risk characteristics exist and we reflect the expected credit losses on the amortized cost basis of the financial asset as of the reporting date. 7

Our financial instruments primarily consist of our accounts receivable from customers. We utilized historical analysis of credit losses experienced over the previous five years along with current conditions and reasonable and supportable forecasts of future conditions in our evaluation of collectability of our financial assets. We had no allowance for credit losses recorded as of December 31, 2024 and 2023. Natural Gas Imbalances Natural gas imbalances occur when the amount of natural gas delivered from or received by a pipeline system differs from the scheduled amount of gas to be delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind. Imbalances due from others are reported on our accompanying Balance Sheets in “Other current assets.” Imbalances owed to others are reported on our accompanying Balance Sheets in “Other current liabilities.” We classify all imbalances due from or owed to others as current as we expect to settle them within a year. Property, Plant and Equipment, net Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs. We expense costs for routine maintenance and repairs in the period incurred. We use the composite method to depreciate property, plant and equipment. Under this method, assets with similar economic characteristics are grouped and depreciated as one asset. When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original costs of the assets in addition to the costs to remove, sell or dispose of the assets, less salvage value. We do not recognize gains or losses, unless we sell land, upon normal retirement of assets under the composite depreciation method. Asset Retirement Obligations (ARO) We record liabilities for obligations related to the retirement and removal of long-lived assets used in our business. We record, as liabilities, the fair value of ARO on a discounted basis when they are incurred and can be reasonably estimated, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service. We are required to operate and maintain our natural gas pipeline system, and intend to do so as long as supply and demand for our services exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the ARO for our assets because these assets have indeterminate lives. We continue to evaluate our ARO and future developments could impact the amounts we record. We had no ARO recorded as of December 31, 2024 and 2023. Long-lived Asset Impairments We evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable. These events include changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in market conditions, or in the legal or business environment, such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our long-lived asset based on its ability to generate future cash flows. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value. We evaluate the recoverability of our long-lived assets using a two-step approach. To determine if a long-lived asset is recoverable, we compare the asset’s estimated undiscounted cash flows to its carrying value (step 1). If the carrying value of a long-lived asset or asset group is in excess of estimated undiscounted cash flows, we typically use discounted cash flow analyses to calculate the fair value of the long-lived asset to determine if an impairment is required and the amount of the impairment losses to be recognized (step 2). 8

Our fair value estimates are based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted future cash flows. There were no events indicated or impairments for the years ended December 31, 2024 and 2023. Revenue Recognition Revenue from Contracts with Customers We review our contracts with customers using the following steps to recognize revenue based on the transfer of goods or services to customers and in amounts that reflect the consideration the company expects to receive for those goods or services. The steps include: (i) identify the contract; (ii) identify the performance obligations of the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and then (v) recognize revenue when (or as) the performance obligation is satisfied. Each of these steps involves management judgment and an analysis of the contract’s material terms and conditions. Our revenues are generated from the transportation of natural gas under firm service customer contracts with take-or-pay elements (principally for capacity reservation) where both the price and quantity are fixed. Generally, for these contracts: (i) our promise is to transfer (or stand ready to transfer) a series of distinct integrated services over a period of time, which is a single performance obligation; (ii) the transaction price includes fixed and/or variable consideration, which is determinable at contract inception and/or at each month end based on our right to invoice at month end for the value of services provided to the customer that month; and (iii) the transaction price is recognized as revenue over the service period specified in the contract as the services are rendered. In these arrangements, the customer is obligated to pay for services associated with its take-or-pay obligation regardless of whether or not the customer chooses to utilize the service in that period. Because we make the service continuously available over the service period, we recognize the take-or-pay amount as revenue ratably over the period based on the passage of time. The natural gas we receive under our transportation contracts remains under the control of our customers. In many cases, generally described as firm service, the customer generally pays a two-part transaction price that includes (i) a fixed fee reserving the right to transport natural gas in our facilities up to contractually specified capacity levels (referred to as “reservation”) and (ii) a fee-based per-unit rate for quantities of natural gas actually transported in excess of contractual quantities. In our firm service contracts we generally promise to provide a single integrated service each day over the life of the contract, which is fundamentally a stand-ready obligation to provide services up to the customer’s reservation capacity prescribed in the contract. Our customers have a take-or-pay payment obligation with respect to the fixed reservation fee component, regardless of the quantities they actually transport. In other cases, generally described as interruptible service, there is no fixed fee associated with these transportation services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have firm service contracts. We do not have an obligation to perform under interruptible customer arrangements until we accept and schedule the customer’s request for periodic service. The customer pays a transaction price based on a fee-based per-unit rate for the quantities actually transported. Refer to Note 5 for further information. Legal Proceedings We are party to various legal, regulatory and other matters arising from the day-to-day operations of our business that may result in claims against the Company. Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact to our financial position, cash flows or operating results. We believe we have numerous and substantial defenses to the matters to which we are a party and intend to vigorously defend the Company. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such contingencies based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. We disclose contingencies where an adverse outcome may be material or, in the judgment of management, we conclude the matter should otherwise be disclosed. We had no accruals for any outstanding legal proceedings as of December 31, 2024 and 2023. Environmental Matters We capitalize certain environmental expenditures required to obtain rights-of-way, regulatory approvals or permitting as part of the construction of facilities we use in our business operations. We accrue and expense environmental costs that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We generally 9 do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs, such as after the completion of a feasibility study or commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable. We routinely conduct reviews of potential environmental issues and claims that assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims we may have against others. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. We are subject to environmental cleanup and enforcement actions from time to time. In particular, the Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct, subject to the right of a liable party to establish a “reasonable basis” for apportionment of costs. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments could result in substantial costs and liabilities to us, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations. Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters, and other matters to which we are a party, will not have a material adverse effect on our financial position, cash flows or operating results. We had no accruals for any outstanding environmental matters as of December 31, 2024 and 2023. Income Taxes We are a limited liability company that is treated as a partnership for income tax purposes and are not subject to federal or state income taxes. Accordingly, no provision for federal or state income taxes has been recorded in our financial statements. The tax effect of our activities accrues to our Members who report on their individual federal and state income tax returns their share of revenues and expenses. However, we are subject to Texas margin tax (a revenue based calculation), which is presented as “Income Tax Expense” on our accompanying Statements of Income. 3. Property, Plant and Equipment, net Our property, plant and equipment, net consisted of the following: Annual Depreciation Rates December 31, 2024 2023% (In thousands) Transmission facilities 3.33 $ 2,680,216 $ 2,573,527 Intangible plant 3.33 86,428 86,428 General plant 10.0 - 20.0 3,086 3,004 Accumulated depreciation and amortization(a) (318,855) (238,699) 2,450,875 2,424,260 Land 2,360 2,360 Construction work in progress 17,482 145,065 Property, plant and equipment, net $ 2,470,717 $ 2,571,685 (a) The composite weighted average depreciation rate for the years ended December 31, 2024 and 2023 were 3.32% and 3.30%, respectively. 10

4. Related Party Transactions Affiliate Balances and Activities We have an Operations and Maintenance Agreement (OMA) with KMTP to operate, maintain, and administer the pipeline and facilities. Pursuant to the OMA, we pay KMTP an annual charge payable in equal monthly installments. We do not have employees. Employees of KMI provide services to us. In accordance with our governance documents, we reimburse KMI at cost. The following table summarizes our other balance sheet affiliate balances not presented separately on the accompanying Balance Sheets: December 31, 2024 2023 (In thousands) Natural gas imbalance receivable(a) $ 889 $ 322 Deferred charges 2,813 2,813 Natural gas imbalance payable(b) 84 1,439 (a) Included in “Other current assets” on our accompanying Balance Sheets. (b) Included in “Other current liabilities” on our accompanying Balance Sheets. The following table shows revenues and costs from our affiliates: Year Ended December 31, 2024 2023 (In thousands) Revenues $ 297,220 $ 205,586 Operations and maintenance(a) 38,000 23,542 General and administrative(b) 7,629 5,894 Other, net (678) (1,100) Capitalized costs (198) 13,653 (a) Includes costs associated with capacity lease agreements. Refer to Note 6 “Commitments—Capacity Lease Commitments” for further information. (b) Includes costs associated with the affiliate agreements described above. Members’ Contributions Since initial funding of the PHP construction project exceeded a pre-defined amount, per the Limited Liability Agreement, payments received related to certain disputed matters may decrease Members’ Equity as the matters are settled either by reducing cash calls or as refunds to the Members of previous contributions. For the years ended December 31, 2024 and 2023, we paid refunds of previous contributions received from our Members totaling $7,610,000 and $1,662,000, respectively, which offset contributions made in these periods. Subsequent Events Subsequent to December 31, 2024 and through the issuance of this report, we made a cash distribution to and paid a refund of previous contributions received from our Members totaling $34,910,000 and $1,050,000, respectively. 11

5. Revenue Recognition Disaggregation of Revenues The following table presents our revenues disaggregated by revenue source and type of revenue for each revenue source: 2024 2023 (In thousands) Revenues from contracts with customers Services Firm services $ 505,431 $ 399,560 Fee-based services 2,691 2,108 Total revenues from contracts with customers 508,122 401,668 Lease revenues(a) 15 — Total revenues $ 508,137 $ 401,668 Year Ended December 31, (a) Represents lease revenue based on guidance prescribed in Topics of the ASC other than in Topic 606. Major Customers The following table presents revenues from our largest customers, each of which exceeded 10% of our revenues as determined for each year individually and irrespective of the other periods presented below: Year Ended December 31, 2024 2023 (In thousands) Revenues from largest affiliated customer (number one) $ 117,554 $ 80,214 Revenues from largest affiliated customer (number two) 84,140 74,304 Revenues from largest affiliated customer (number three) 75,438 n/a Revenues from largest non-affiliated customer (number one) 84,864 74,601 Revenues from largest non-affiliated customer (number two) 56,519 55,588 n/a - not applicable 12

6. Commitments Capacity Lease Commitments We have capacity lease commitments related to agreements with a third party customer and our affiliates, KMTP and Kinder Morgan Tejas Pipeline LLC. Future annual commitments as of December 31, 2024 are as follows: Commitments Year Affiliate Total (In thousands) 2025 $ 34,230 $ 41,707 2026 34,230 41,782 2027 34,230 41,858 2028 34,323 42,049 2029 34,229 42,011 Thereafter 80,051 88,584 Total $ 251,293 $ 297,991 For the years ended December 31, 2024 and 2023, total transportation expenses related to these commitments were approximately $41,919,000 and $27,793,000, respectively, of which approximately $34,495,000 and $20,469,000, respectively, were with our affiliates. These expenses are reflected in “Operations and maintenance” on our accompanying Statements of Income. 13